Exhibit 10.1

SIXTH AMENDMENT

TO

PENSION PLAN FOR ELIGIBLE EMPLOYEES OF

SUBURBAN PROPANE L.P. AND SUBSIDIARIES

(as Amended and Restated Effective January 1, 2013)

In accordance with the authorization of Article XI of the Pension Plan for Eligible  Employees of Suburban Propane L.P. and Subsidiaries, said Plan is amended, as set forth herein, for purposes of good faith compliance with the 2017 Required Amendments List and the final hybrid plan regulations, including transitional guidance issued by the Internal Revenue Service.  Any applicable effective dates are incorporated by reference.

FIRST:  Section 1.38 is amended to add the following:

For periods after the termination of the Plan, the Periodic Interest Rate shall be equal to the average of the Periodic Interest Rates used under the Plan during the 5-year period ending on the date of the Plan termination. A Periodic Interest Rate that is a variable rate may be rounded to the nearest multiple of 25 basis points, or less, for annual interest crediting periods; for interest crediting periods less frequent than annual, the rounding interval must not exceed a pro-rata portion of 25 basis points. However, the rounding interval may be 1 basis point regardless of the length of the interest crediting period.  For Plan Years beginning on or after January 1, 2012, if the Periodic Interest Rate was less than zero for the prior Plan Year, the Interest Crediting Rate may be assumed to be zero for the current Plan Year and all future Plan Years for the purpose of the accrued benefit requirements under Code Section 411(b)(1)(B).

SECOND:  The following is added at the end of Section 5.06:

Increases to a Participant's Accrued Benefit required under Code Section 411(b) due to commencement after Normal Retirement Age shall be reflected in the Account as additional interest credits.

THIRD:  The following new Section 11.07 is added to Article XI:

11.07  Amendment of Periodic Interest Rate:   In the case of an amendment to change the  Periodic Interest Rate from one rate (the “old rate”) to another rate, both of which satisfy the requirements of Regulation § 1.411(b)(5)-1(d), the Periodic Interest Rate will not be deemed to be in excess of market rate of return merely because the Plan provides that the benefit of any Participant who is benefiting under the Plan as of the applicable amendment date will never be less than had the old rate continued, without regard to any additional cash balance credits to the Participant’s account after the applicable amendment date.  In the case of an amendment to replace the Periodic Interest Rate that does not satisfy the requirements of Regulation §1.411(b)(5)-1(d) with rate that does satisfy those requirements, such new rate may be applied to amounts accrued prior to the effective date of the amendment, in accordance with the provisions of Regulation §1.411(b)(5)-1(e )(3)(vi) without violating Code Section 411(d)(6).  An amendment changing the look-back month or stability period used to determine the Periodic

Interest Rate shall not be treated as reducing Accrued Benefits in violation of Code Section 411(d)(6) merely on account of such amendment provided that (a) if the amendment is effective on or after the adoption date, any interest credited for the one-year period commencing on the date the amendment is effective shall be determined using the pre-amendment look-back month and stability period, if that would result in a greater interest credit, and (b) if  the amendment is adopted with retroactive effect,  the look-back month and stability period will be determined based on the lookback month and stability period that results in the greater interest credits for the period beginning with the effective date and ending one year after the adoption date.

FOURTH:In all other respects, the Plan is ratified and approved.

Intending to be legally bound by the provisions of this Amendment to the Plan, as set forth herein, the duly authorized Members of the Benefits Administration Committee have signed it this 20th day of December, 2019.

Daniel S. Bloomstein

Steven C. Boyd

A. Davin D’Ambrosio

Michael A. Kuglin

Sandra N. Zwickel